AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT

                                        OF

                              SNEAKER GUARANTEE LLC




           This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of SNEAKER GUARANTEE LLC (the "Company") is effective as of the 30th day of June, 1998 (the "Effective Date") by and among each of the Persons (as hereinafter defined) executing this Agreement as Members (as hereinafter defined) as of the Effective Date and each Person subsequently admitted as a Member of the Company.

                                  RECITAL

           The Members formed a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute (the "Act"), and desire to enter into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business. On July 13, 1998 THL Equity Advisors III Limited Partnership was elected to replace Thomas H. Lee Company as Manager, and the Members authorized an amendment and restatement of this Agreement to reflect such election. Accordingly, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Members agree as follows:


                                   ARTICLE I

                                   Definitions

        1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth below:

        "Additional Member" shall mean a Person who has acquired Units from the Company after the Effective Date and been admitted as a Member of the Company pursuant to Section 9.2 hereof.

        "Affiliate" shall mean, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person and (b) any officer or director of such Person. For purposes of this definition, the term "control" (including without limitation any derivations thereof) shall mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

        "Agreed Value" shall mean the fair market value of contributed property, as determined by the Manager using any reasonable method of valuation.

        "Assignee" shall mean a transferee of Units who has not been admitted as a Substitute Member.

        "Bankruptcy" shall mean, with respect to any Person, the occurrence of any of the following events: (a) the filing by such Person of a petition in bankruptcy or for relief under applicable bankruptcy laws; (b) the filing against such Person of any such petition (unless such petition is dismissed within ninety (90) days from the date of filing thereof); (c) entry against such Person of an order for relief under applicable bankruptcy laws; (d) written admission by such Person of its inability to pay its debts as they mature, or an assignment by such Person for the benefit of creditors; or (e) appointment of a trustee, conservator or receiver for the property or affairs of such Person.

        "BNP" shall have the meaning set forth in Section 2.3 hereof.

        "Business Day" shall mean each day of the calendar year other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the State of Delaware.

        "Capital Account" shall mean the account maintained for a Member or Assignee determined in accordance with Article V hereof.

        "Capital Contribution" shall mean any contribution of cash or obligation to contribute cash to the Company made by or on behalf of a Member.

        "Certificate of Formation" shall mean the certificate of formation of the Company filed in the Office of the Secretary of State of the State of Delaware pursuant to the Act and through which the Company has been formed.

        "Claims" shall have the meaning set forth in Section 12.2 hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

        "Corporation" shall have the meaning set forth in Section 2.3 hereof.

        "Covered Person" and "Covered Persons" shall have the meanings set forth in Section 12.1 hereof.

        "Debt Restructuring Agreement" shall have the meaning set forth in
 Section 2.3 hereof.

        "Distribution" shall mean a transfer of cash or property by the Company to a Member on account of Units as described in Article VI hereof.

        "Guaranty" shall have the meaning set forth in Section 2.3 hereof.

        "Indemnified Person" and "Indemnified Persons" shall have the meanings set forth in Section 12.2 hereof.

        "Initial Members" shall mean those Persons who have executed this Agreement as Members as of the Effective Date.

        "Losses" shall mean, for each Taxable Year, an amount equal to the Company's taxable loss for such Taxable Year, determined in accordance with Code Section 703(a).

        "Majority of Members" shall mean Members owning a majority of the issued and outstanding Units.

        "Manager" shall mean each Person elected by the Members as a Manager pursuant to Section 4.1(b) hereof. A Manager need not be a Member.

        "Member" shall mean an Initial Member, Substitute Member or Additional Member, as the case may be; and "Members" shall mean the Initial Members, Substitute Members and Additional Members, collectively.

        "Permitted Transfer" shall have the meaning set forth in Section
 8.1 hereof.

        "Permitted Transferee" shall mean, with respect to any Member,
 (i) an Affiliate of such Member, (ii) a spouse, child or other descendant of such Member or a trust for the benefit thereof, (iii) upon the death of such Member, such Member's personal representative, executor, administrator, testamentary trustees, legatees or beneficiaries, (iv) any holder of indebtedness of or an equity interest in Sneaker immediately prior to the closing of the acquisition of Sneaker by the Corporation or
 (v) any other Member.

        "Person" shall mean an individual, trust, estate, corporation, partnership, limited liability company or any other incorporated or unincorporated entity permitted to be a member of a limited liability company under the Act.

        "Pledge and Security Agreement" shall have the meaning set forth in
 Section 2.3 hereof.

        "Profits" shall mean, for each Taxable Year, an amount equal to the Company's taxable income for such Taxable Year, determined in accordance with Code Section 703(a).

        "Purchase Agreement" shall have the meaning set forth in
 Section 2.3 hereof.

        "Registration Rights Agreement" shall have the meaning set forth in
 Section 2.3 hereof.

        "Regulations" shall mean, except where the context indicates otherwise, the permanent and temporary regulations of the Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time (including without limitation corresponding provisions of succeeding regulations).

        "Sneaker" shall mean Sneaker Stadium, Inc., a Delaware corporation.

        "Substitute Member" shall mean an Assignee who has been admitted to all of the rights of membership pursuant to Section 9.3 hereof.

        "Taxable Year" shall mean the taxable year of the Company as determined for federal income tax purposes.

        "Transfer" shall mean, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, encumbrance or other disposition; and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge, encumber or otherwise dispose of, and shall include any transfer by will, gift or intestate succession.

        "Unit" shall mean an equity interest in the Company as described in
 Section 5.1 hereof.


                                 ARTICLE II

                        The Limited Liability Company

        2.1 Formation. The Members have formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including without limitation keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

        2.2 Name. The name of the Company shall be "Sneaker Guarantee LLC," and its business shall be carried on in such name with such variations and changes as the Manager shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

        2.3  Business Purposes.  The Company is formed for the purposes of:
 (a) entering into (i) a Common Stock and Warrant Purchase Agreement dated as of July 2, 1998 by and among the Company, Just For Feet, Inc., a Delaware corporation (the "Corporation") and, for certain limited purposes, Thomas H. Lee Company and Harold Ruttenberg (the "Purchase Agreement") and
 (ii) a related Registration Rights Agreement dated as of the same date among the Company, the Corporation, Thomas H. Lee Company, solely in its capacity as Investors' Agent, and, for limited purposes, Harold Ruttenberg (the "Registration Rights Agreement"); (b) entering into (i) a Debt Restructuring Agreement dated as of July 2, 1998 by and among Sneaker, the Company, Banque Nationale de Paris, for itself and as agent for itself and for other financial institutions listed therein ("BNP"), and Thomas H. Lee Company (the "Debt Restructuring Agreement"), (ii) a related Guaranty in favor of BNP dated as of the same date (the "Guaranty") and (iii) a related Pledge and Security Agreement to BNP dated as of the same date (the "Pledge and Security Agreement"); (c) acquiring, holding and selling or otherwise disposing of stocks, and options, warrants, rights or other securities convertible, exchangeable or exercisable for stocks, issued by the Corporation; and (d) receiving, holding and selling, disbursing or otherwise disposing of cash or other property received as dividends, distributions or other passive type of income in connection therewith.

        2.4 Company Powers. The Company and the Manager (acting on behalf of the Company) shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes of the Company specified in Section 2.3 hereof, including without limitation the power:

             (a) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, license, pledge or otherwise dispose of the Company's interest in assets or any property held by the Company, including without limitation stocks, bonds, notes or other similar interests issued by the Corporation and, upon the consent of a Majority of Members, by any other Person;

             (b) to engage personnel and to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space;

             (c) to open, maintain and close bank and brokerage accounts, including without limitation the power (i) to set up escrow accounts, (ii) to draw checks or other orders for the payment of moneys and (iii) to invest such funds as are temporarily not otherwise required for Company purposes;

             (d) to bring and defend actions and proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission;

             (e) to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Company as it may deem necessary or advisable and to authorize each such agent or employee to act for and on behalf of the Company;

             (f) to make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the sole judgment of the Manager, be necessary or appropriate to further the business purposes of the Company;

             (g) to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company's business purposes (including without limitation the Purchase Agreement, the Registration Rights Agreement, the Debt Restructuring Agreement, the Guaranty and the Pledge and Security Agreement) and to take or omit to take such other action in connection with the business of the Company as may be necessary or desirable to further the business purposes of the Company; and

             (h) to carry on any other activities necessary to, in connection with or incidental to any of the foregoing or the Company's business.

        2.5 Registered Office and Agent. The location of the registered office of the Company shall be 1013 Centre Road, Wilmington, Delaware
 19805.   The Company's registered agent at such address shall be
 Corporation Service Company. The Manager may, from time to time, change the Company's registered office or registered agent and shall forthwith amend the Certificate of Formation to reflect such change.

        2.6 Term. The existence of the Company commenced on the date of the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the Act and, subject to the provisions of Articles X and XI below, the Company shall have perpetual existence.

        2.7 Principal Place of Business. The principal place of business of the Company shall be located at 1013 Centre Road, Wilmington, Delaware 19805 or at such other location as the Manager may, from time to time, select.

        2.8 Title to Company Property. Legal title to all property of the Company shall be held, vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by the Members individually. The Units of each Member shall constitute personal property.

        2.9 Business Transactions of the Members and Managers with the Company. In accordance with Section 18-107 of the Act, each Member and Manager may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for and transact other business with the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Manager.

        2.10 Fiscal Year. The fiscal year of the Company (the "Fiscal Year") for financial statement purposes shall end on December 31 of each year, or such other date as may be determined by the Manager from time to time.


                                 ARTICLE III

                                 The Members

        3.1 The Members. The name, address, facsimile number and Capital Contribution of, and number of Units held by, each Member are set forth on Schedule A hereto, which shall be amended from time to time to reflect (a) the admission of each Additional Member or Substitute Member, (b) any additional Capital Contribution or acquisition of additional Units by an existing Member or (c) the cessation of a Member pursuant to Section 9.4 hereof.

        3.2  Member Meetings.

             (a) Actions by the Members; Meetings. The Members may vote, approve a matter or take any action by the vote of Members at a meeting, in person or by proxy, or without a meeting by the written consent of Members pursuant to subparagraph (b) below. Meetings of the Members may be called by the Manager and shall be held upon at least two (2) days' prior written notice of the time and place of such meeting given by the Manager. Notice of any meeting may be waived by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone facilities.

             (b) Action by Written Consent. Any action required or permitted under the Act or this Agreement to be taken by the Members, and any action otherwise referred to the Members for their approval by the Manager, may be taken by the Members without a meeting if authorized by the written consent of Members holding such number of Units as would be required to approve such action under the Act or this Agreement if such action had been approved at a duly convened meeting of Members. In no instance where action is authorized by written consent shall a meeting of Members be called or notice be given; however, a copy of the action taken by written consent shall be sent promptly to all Members and filed with the records of the Company.

             (c) Quorum; Voting. For any meeting of Members, the presence in person or by proxy of a Majority of Members shall constitute a quorum for the transaction of any business. Except as otherwise provided in this Agreement, the affirmative vote of a Majority of Members shall constitute approval of any action. Except as set forth in this Agreement, each Member shall be entitled to vote on all matters upon which Members have the right to vote ratably in proportion to the number of Units held by such Member.

        3.3 No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

        3.4 Power to Bind the Company. No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter, except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Manager.


                                 ARTICLE IV

                          Management of the Company

        4.1  Management by Manager.

             (a) Subject to such matters as are expressly reserved hereunder or under the Act to the Members for decision, the business and affairs of the Company shall be managed by a Manager who or which shall be responsible for policy-setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. In furtherance, and not in limitation, of the foregoing, the Manager shall have the power to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, license, pledge or otherwise dispose of the Company's interest in assets or any property held by the Company, including without limitation stocks, and options, warrants, rights or other securities convertible, exchangeable or exercisable for stocks, issued by the Corporation. The Manager shall be THL Equity Advisors III Limited Partnership, a Massachusetts limited partnership, to serve in accordance with Section 4.1(b) hereof.

             (b) Each Manager shall be elected by a Majority of Members and shall serve until its successor has been duly elected and qualified, or until its earlier removal, resignation, death, dissolution, Bankruptcy or disability. A Majority of Members may remove any Manager from any capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Members.

             (c) In the event of the resignation, removal, death, dissolution, Bankruptcy or disability of a Manager, a Majority of Members shall elect its successor.

        4.2 Power to Bind Company. The Manager (acting in its capacity as such) shall have the authority to bind the Company with respect to any matter.


                                  ARTICLE V

                     Capital Structure and Contributions

        5.1 Authorized Units. Subject to the provisions of this Agreement, the Company is authorized to issue equity interests in the Company designated as "Units" at varying prices per Unit as the Manager shall approve. The total number of Units which the Company shall have authority to issue is one thousand (1,000) Units. Each Unit shall be identical in all respects (including without limitation with regard to the rights of Members to vote, to receive Distributions from time to time and to receive Distributions on liquidation of the Company) with each other Unit.

        5.2 Issuance of Units. The Company is authorized to issue Units in exchange for Capital Contributions in such amount as may be determined by the Manager. The Capital Contribution of, and number of Units issued to, the Initial Members and the address for notice purposes hereunder of each Member are listed on Schedule A hereto, which shall be amended from time to time by the Manager as required to reflect (a) issuances of Units to new Members, (b) changes in the number of Units held by Members, (c) additional Capital Contributions from any Member and (d) the addition or withdrawal of Members. The number of Units held by each Member shall not be affected by either (i) any issuance by the Company of Units to other Members or (ii) any change in the Capital Account of such Member (other than such changes to reflect additional Capital Contributions from such Member in exchange for new Units). Fractional Units may be issued, as determined by the Manager.

        5.3 Capital Contributions. No interest shall accrue on any Capital Contribution, and no Member shall have the right to withdraw or be repaid any Capital Contribution, except as provided in this Agreement. If any Member withdraws from the Company pursuant to Section 9.5 hereof, such Member shall remain obligated for any unpaid Capital Contributions and shall not be entitled to a return of its Capital Contribution. The value of any Additional Member's Capital Contribution and the terms upon which such Capital Contribution shall be made shall be as agreed upon by the Manager.

        5.4 Additional Contributions. From time to time, the Manager may determine that the Company requires additional capital and may request each Member to make an additional Capital Contribution in an amount determined by the Manager. Notwithstanding the foregoing, no Member shall be obligated to make an additional Capital Contribution.

        5.5  Maintenance of Capital Accounts.

             (a) The Company shall establish and maintain Capital Accounts for each Member and Assignee in accordance with the provisions of
 Section 1.704-1(b) of the Regulations, which provides generally that:

                       (i) to each Member's Capital Account there shall be credited (A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated to it and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member; and

                       (ii) to each Member's Capital Account there shall be debited (A) the amount of money and the fair market value of any property distributed to such Member, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are allocated to it and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

             (b) This Section and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with
 Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the capital account maintenance rules of Section 1.704-1(b) of the Regulations.

        5.6 Negative Capital Accounts. No Member shall be required to make up a Capital Account deficit balance nor pay to any Member the amount of any such deficit in any such account.

        5.7 Sale or Exchange of Units. In the event of a Transfer of some or all of a Member's Units, the Capital Account of the Transferring Member (as hereinafter defined) shall become the capital account of the Assignee, to the extent it relates to the Member's Units so Transferred.


                                 ARTICLE VI

              Allocations of Profits and Losses; Distributions

        6.1  Allocations of Profits and Losses from Operations.  Profits and Losses shall be allocated among the Members ratably in proportion to their respective number of Units. Notwithstanding anything herein to the contrary, the Manager shall have the authority to allocate Profits and Losses among the Members so that the allocations of Profits and Losses hereunder have "substantial economic effect" within the meaning of Section
 1.704-1 of the Regulations.   Solely for federal income tax purposes,
 allocations of income, gain, loss and deduction with respect to property that has a tax basis that differs from its basis for book purposes shall be allocated in accordance with Code Section 704(c) and the Regulations thereunder.

        6.2 Distributions. The Manager shall determine, in its sole and absolute discretion, cash available for distribution to Members and the amount, if any, to be distributed to Members and shall authorize and distribute to the Members pro rata in proportion to the number of Units held by each Member, the determined amount when, as and if declared by the Manager. Available cash, as referred to herein, shall mean the net profits of the Company after appropriate provision for expenses and liabilities, including without limitation liabilities that are not deductible for federal income tax purposes, as determined by the Manager in its sole and absolute discretion.

        6.3 Withholding Taxes. The Company is authorized to withhold from Distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article VI for all purposes of this Agreement and shall be offset against the amounts otherwise distributable to such Member. If it is determined that the Company was obligated to withhold any amount in accordance with the preceding sentence and that the Company failed to do so, then the Member receiving the Distribution or allocation from which such amounts were obligated to be withheld will indemnify and hold the Company harmless against any claim, loss and expenses (including without limitation interest and penalties, if any) incurred by the Company as a result of its failure to withhold.

        6.4 Limitations on Distributions. No Distribution to Members shall be declared or paid unless, after giving effect to such Distribution, the fair market value of all assets of the Company exceeds all liabilities of the Company, other than liabilities to Members on account of their Capital Accounts.

        6.5 Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account deficit balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.5 shall be made only if and to the extent that such Member would have a Capital Account deficit balance after all other allocations provided for in this Section 6.5 have been tentatively made as if this Section 6.5 were not in the Agreement.


                                 ARTICLE VII

                                  Accounts

        7.1 Books. The Manager shall cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Manager shall select.

        7.2 Reports. The books of account of the Company shall be closed after the close of each Fiscal Year, and there shall be prepared and sent to each Member a statement of the Profits and Losses of the Company for that period and a statement of such Member's distributive share of income, gain, loss, deduction and credit for tax purposes.

        7.3 Federal Tax Matters. THL/CCI Limited Partnership shall be the Tax Matters Member, who shall be considered the tax matters partner for purposes of Section 6231 of the Code. The Tax Matters Member shall cause to be prepared and shall sign all tax returns of the Company, make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any governmental tax authority in any audit that such authority may conduct of the Company's books and records or other documents.

        7.4 Special Basis Adjustment. The Tax Matters Member shall, without any further consent of the Members being required (except as specifically required herein), have discretion to make an election for federal income tax purposes to adjust the basis of property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Distributions.


                                ARTICLE VIII

                             Transfers of Units

        8.1  Prohibition; Procedures.

             (a) No Member may Transfer all or any portion of its Units, other than (i) to a Permitted Transferee and (ii) in a transaction effected in accordance with subsection (b) of this Section 8.1 in which Units are being transferred by a Majority of Members and which transaction is approved, prior to the consummation thereof, in writing by the Manager (each of (i) and (ii) above being referred to herein as a "Permitted Transfer").

             (b) Upon notice from the Manager of a proposed Permitted Transfer under subsection (a)(ii) of this Section 8.1, all Members shall be entitled to, and upon request by the Manager each Member will, Transfer in such Permitted Transfer, on the same terms as those on which the Majority of Members are Transferring Units, the same portion of such Member's Units as the portion of the Units held by the Majority of Members being transferred in such Permitted Transfer; provided, however, that if the purchaser(s) in such Permitted Transfer (the "Permitted Transfer Purchasers") desire to purchase less than all of the Units to be sold by the Members in accordance with this Section 8.1(b), the number of Units to be sold by the Members shall be reduced to the number of such Units to be purchased by the Permitted Transfer Purchasers, on a pro rata basis with respect to each Member, based on the number of Units then held by such Member relative to the number of Units then held by all Members.

             (c) Any attempted Transfer of Units, other than in strict accordance with this Article VIII, shall be null and void and the purported transferee shall have no rights as a Member or Assignee hereunder.

        8.2 Conditions to Permitted Transfers. A Member shall be entitled to make a Permitted Transfer of all or any portion of its Units only upon satisfaction of each of the following conditions:

             (a) such Transfer does not cause a termination of the Company for federal or state income tax purposes;

             (b) such Transfer does not require the registration or qualification of such Units pursuant to any applicable federal or state securities laws;

             (c) such Transfer does not result in a violation of applicable laws; and

             (d) the Manager receives written instruments that are in a form satisfactory to the Manager, as determined in its sole and absolute discretion (including without limitation (i) copies of any instruments of Transfer, (ii) such Assignee's consent to be bound by this Agreement as an Assignee and (iii) if requested by the Manager, an opinion of counsel to such Assignee, in form and substance reasonably acceptable to the Manager, to the effect that the conditions set forth in subsections (a), (b) and (c) of this Section 8.2 have been satisfied).

        8.3 Effect of Transfers. Upon any Permitted Transfer, the Assignee of the Units Transferred shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the Transferring Member would be entitled with respect to such Units and shall not be entitled to exercise any of the other rights of a Member with respect to the Transferring Member's Units, including without limitation the right to vote, unless and until such Assignee is admitted to the Company as a Substitute Member pursuant to
 Section 9.3 hereof.


                                 ARTICLE IX

                     Additional and Substitute Members;
                           Withdrawal of Members

        9.1 Admissions; Withdrawals. No Person (other than the Initial Members) shall be admitted to the Company as a Member except in accordance with Section 9.2 or 9.3 hereof. Except as otherwise specifically set forth in Section 9.5 hereof, no Member shall be entitled to withdraw from the Company. Any purported admission or withdrawal which is not in accordance with this Article IX shall be null and void. Upon admission of any Additional or Substitute Member, or upon any Member ceasing to be a Member, Schedule A hereto shall be revised accordingly to reflect such admission or cessation.

        9.2 Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

             (a) the Manager, in its sole and absolute discretion, determines the nature and amount of the Capital Contribution to be made by such Person;

             (b) the Manager has received, on behalf of the Company, such Person's Capital Contribution as so determined;

             (c) a Majority of Members consents in writing to such admission, which consent may be given or withheld in each Member's sole and absolute discretion; and

             (d) the Manager receives written instruments (including without limitation such Person's consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Manager, as determined in its sole and absolute discretion.

        9.3 Admission of Assignees as Substitute Members. An Assignee of all or any portion of a Member's Units shall become a Substitute Member of the Company only if and when both of the following conditions are satisfied:

             (a) a Majority of Members consents in writing to such admission, which consent may be given or withheld in each Member's sole and absolute discretion; and

             (b) the Manager receives written instruments (including without limitation such Assignee's consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Manager, as determined in its sole and absolute discretion.

        9.4  Cessation of Member.

             (a) Events Resulting in Cessation of Member. Any Member shall cease to be a Member of the Company upon the earliest to occur of any of the following events:

                       (i) such Member's withdrawal from the Company pursuant to Section 9.5 hereof;

                       (ii) as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member; or

                       (iii)     the Bankruptcy of such Member.

 Upon the death of a Member, his estate shall succeed to his interest in and as a Member of the Company until an appropriate Permitted Transfer can be effected in accordance with Article VIII hereof.

             (b) Upon any Member ceasing to be a Member pursuant to subsection (a) of this Section 9.4, such Member or its successor in interest shall become an Assignee of its Units, entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar item to which such Member would have been entitled and shall not be entitled to exercise any of the other rights of a Member in, or have any duties or other obligations of a Member with respect to, such Units. No such Member shall have a right to a return of its Capital Contribution.

        9.5  Withdrawal of Members.

             (a) Withdrawal Upon Transfer. If a Member has Transferred all of its Units in one or more Permitted Transfers, then such Member shall withdraw from the Company on the date upon which each Assignee of such Units has been admitted as a Substitute Member in accordance with Section
 9.3 hereof, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

             (b) Voluntary Withdrawal. In addition to a withdrawal pursuant to subsection (a) of this Section 9.5, each Member shall have the right to withdraw from the Company at any time by providing written notice of withdrawal to the Manager. A withdrawing Member shall have no right to a return of its Capital Contribution.


                                  ARTICLE X

                            Events of Dissolution

        10.1 Dissolution. The Company shall be dissolved upon the occurrence of either of the following events (each, an "Event of Dissolution"):

             (a)  a Majority of Members votes for dissolution; or

             (b) a judicial dissolution of the Company pursuant to Section 18-802 of the Act.

 No other event, including without limitation the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, Bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the dissolution of the Company.


                                 ARTICLE XI

                                 Termination

        11.1 Liquidation. In the event that an Event of Dissolution shall occur, the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

             (a) to creditors, including without limitation Members who are creditors to the extent permitted by law, in satisfaction of the Company's liabilities; and

             (b) to Members in accordance with their positive Capital Account balances, taking into account all Capital Account adjustments for the Company's Taxable Year in which the liquidation occurs. Liquidation proceeds shall be paid within sixty (60) days of the end of the Company's Taxable Year or, if later, within ninety (90) days after the date of liquidation. Such Distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

        11.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

        11.3 Cancellation of Certificate. Upon the completion of the Distribution of the Company's assets upon dissolution, the Company shall be terminated, all Units shall be cancelled and the Manager shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.


                                 ARTICLE XII

                       Exculpation and Indemnification

        12.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, no Manager and none of the Members, or any officers, directors, stockholders, partners, employees, representatives, consultants or agents of either of the foregoing, nor any officer, employee, representative, consultant or agent of the Company or any of its Affiliates (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other Person for any act or omission (relating to the Company and the conduct of its business, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission was in or was not contrary to the best interests of the Company; provided, however, that such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

        12.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Manager, Member and officer of the Company and each officer or director of any Member (individually, an "Indemnified Person" and, collectively, the "Indemnified Persons") from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all actions, suits or proceedings, whether civil, criminal, administrative or investigative ("Claims"), in which such Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. Notwithstanding the foregoing, an Indemnified Person shall not be entitled to indemnification under this Section 12.2 with respect to any Claim in which it has engaged in fraud, willful misconduct, bad faith or gross negligence. Expenses incurred by an Indemnified Person in investigating or defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be ultimately determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized by this Section 12.2. The Company, upon a determination by the Manager, may, but shall not be obligated to, provide indemnification to any stockholders, partners, employees, representatives, consultants or agents of the Company to the same extent provided to Indemnified Persons pursuant to this Section 12.2.


                                ARTICLE XIII
                           Amendment to Agreement

        13.1 Amendments. Amendments to this Agreement shall be approved in writing upon the consent of a Majority of Members; provided, however, that during the time any of the Debt Restructuring Agreement, the Guaranty or the Pledge and Security Agreement remain outstanding and effective, no amendment of Section 2.3 hereof shall be effected without the consent of BNP (or, if applicable, any successor or assign of BNP). An amendment shall become effective as of the date specified in the Members' approval or, if none is specified as of the date of such approval, as otherwise provided in the Act.


                                 ARTICLE XIV

                             General Provisions

        14.1 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand,
 (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first-class mail or (iv) by facsimile, in any such case directed or addressed to each Member at the address or facsimile number set forth on Schedule A hereto. Such notices shall be effective: (a) in the case of hand deliveries when received; (b) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, seven (7) days after deposit in the postal system, first-class mail, postage prepaid; and (d) in the case of facsimile notices, when electronic confirmation of receipt is received. Any Member may change its address and facsimile number for purposes hereunder by written notice to the Company.

        14.2 Entire Agreement, etc. This Agreement constitutes the entire Agreement among the Members hereto relating to the subject matter hereof and supersedes all prior contracts, agreements and understandings between them. No course of prior dealings among the Members shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by the waiving party. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

        14.3 Construction Principles. As used in this Agreement, words expressing no gender or either gender shall be deemed to include each and both genders. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement. The word "or" is used inclusively, unless other indicated.

        14.4 Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

        14.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Members' expectations regarding this Agreement. Otherwise, the Members agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

        14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

        14.7 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members and their permitted successors and assigns.

        14.8 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and of the transactions contemplated hereby.

        14.9 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto, and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

        14.10 Limited Liability Company. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by law, the Company will be treated as a partnership for federal, state and local income tax purposes.

                          [SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day first above written.


                          THOMAS H. LEE EQUITY FUND III, L.P.

                          By:  THL Equity Advisors III Limited
                                  Partnership, as General Partner

                                  By:  THL Equity Trust III,
                                   as General Partner


                                   By /s/ Warren C. Smith, Jr.
                                     --------------------------------
                                     Name:  Warren C. Smith, Jr.
                                     Title: Vice President


                          THOMAS H. LEE FOREIGN FUND III, L.P.

                          By:  THL Equity Advisors III Limited
                                  Partnership, as General Partner

                                  By:  THL Equity Trust III,
                                   as General Partner


                                   By /s/ Warren C. Smith, Jr.
                                     ---------------------------------
                                     Name:  Warren C. Smith, Jr.
                                     Title: Vice President


                          THL-CCI LIMITED PARTNERSHIP

                          By:  THL Investment Management Corp.,
                                  as General Partner

                                  By /s/ Thomas H. Lee
                                    -----------------------------------
                                    Name:  Thomas H. Lee
                                    Title: President of THL Investment
                                             Corp., General Partner




                                                                 Schedule A

                                  Members of
                             SNEAKER GUARANTEE LLC

      Name, Address and
 Facsimile Number of Member           Capital Contribution      Number of Units
 --------------------------           --------------------      ---------------

 Thomas H. Lee Equity Fund
   III, L.P.
 c/o Thomas H. Lee Company
 75 State Street, Suite 2600
 Boston, Massachusetts  02109            $17,158,415.01              858

 Thomas H. Lee Foreign Fund
   III, L.P.
 c/o Thomas H. Lee Company
 75 State Street, Suite 2600
 Boston, Massachusetts  02109             $1,061,709.84               53

 THL-CCI Limited Partnership
 c/o Thomas H. Lee Company
 75 State Street, Suite 2600
 Boston, Massachusetts  02109             $1,779,879.60               89